Accel Entertainment Announces Q3 2020 Operating Results

Chicago, IL – November 5, 2020 – Accel Entertainment, Inc. (NYSE: ACEL) today announced certain financial and operating results for the three-months ended September 30, 2020.
Accel Q3 2020 Highlights:
•Ended Q3 2020 with 2,363 locations; an increase of 3% compared to Q3 2019
•Ended Q3 2020 with 11,597 VGTs; an increase of 12% compared to Q3 2019
•Q3 2020 Revenue of $136 million, an increase of 35% compared to Q3 2019
•Q3 2020 Adjusted EBITDA of $23 million, an increase of 27% compared to Q3 2019
•Entered into an exclusive agreement with DraftKings
•Redeemed the Pace Public Warrants and completed an exchange offer for nearly all remaining warrants
•Completed underwritten public offering of 9.1 million total shares which raised approximately $90 million
Accel Entertainment CEO Andy Rubenstein commented, “Our third quarter results represent the highest revenue quarter in Accel’s history, demonstrating the resiliency of Accel’s operating model and offering, as well as continued and sustained demand from our loyal players. I am extremely pleased with these results which would not have been possible without our incredible Accel team members who continue to meet and exceed expectations while delivering industry-leading customer service. We continue to benefit from our strong balance sheet which positions Accel to succeed not only today, but puts us in an even stronger position to capitalize on opportunities that may arise in the coming months.”

Condensed Consolidated Statements of Operations and Other Data
	Three Months Ended September 30, 2020		Nine Months Ended September 30, 2020
(in thousands)	2020	2019	2020	2019

Total revenues	$136,332	$101,294	$241,939	$302,986
Operating income (loss)	8,984	1,018	(12,713)	18,993
Income (loss) before income tax (benefit) expense	5,550	(2,297)	(22,885)	9,475
Net income (loss)	12,143	(1,598)	(11,097)	6,725
Other Financial Data:
Adjusted EBITDA(1)	23,098	18,130	29,192	58,799
Adjusted net income(2)	15,421	6,323	8,019	21,394

(1)	Adjusted EBITDA is defined as net (loss) income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses, net; tax effect of adjustments; depreciation and amortization of property and equipment; interest expense; and provision for income taxes. For additional information on Adjusted EBITDA and a reconciliation of net (loss) income to Adjusted EBITDA, see “Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted net (loss) income.”
(2)
Adjusted net (loss) income is defined as net (loss) income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses, net; and tax effect of adjustments. For additional information on Adjusted net (loss) income and a reconciliation of net (loss) income to Adjusted net (loss) income, see "Non-GAAP Financial Measures— Adjusted EBITDA and Adjusted net (loss) income.”

Key Metrics
	As of September 30,
	2020	2019
Licensed establishments (1)	2,363	2,290
Video gaming terminals (2)	11,597	10,346
Average remaining contract term (years) (3)	6.9	7.0

	September 30,
	2020	2019
Location hold-per-day – for the three months ended(4) (in whole $)	$596	$574
Location hold-per-day – for the nine months ended(4) (in whole $)	$585	$606

(1)	Based on Scientific Games International third-party terminal operator portal data which is updated at the end of each gaming day and includes licensed establishments that may be temporarily closed but still connected to the central system. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions.
(2)	Based on Scientific Games International third-party terminal operator portal data which is updated at the end of each gaming day and includes VGTs that may be temporarily shut off but still connected to the central system. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions.
(3)	Calculated by determining the average expiration date of all outstanding contracts, and then subtracting the applicable measurement date. The IGB limited the length of contracts entered into after February 2, 2018 to a maximum of eight years with no automatic renewals.
(4)
Calculated by dividing the difference between cash deposited in all VGTs at each licensed establishment and tickets issued to players at each licensed establishment by the number of locations in operation each day during the period being measured. Then divide the calculated amount by the number of operating days in such period. Excluding the Grand River Jackpot acquisition, location hold-per-day was $649 and $637 for the three and nine months ended September 30, 2020, respectively. Location hold-per-day for the nine months ended September 30, 2020 is computed based on 168-eligible days of gaming (excludes 106 non-gaming days due to the IGB mandated COVID-19 shutdown).

Condensed Consolidated Statements of Cash Flows Data
	Nine Months Ended September 30,
(in thousands)	2020	2019
Net cash provided by operating activities	$4,118	$45,652
Net cash used in investing activities	(23,148)	(126,259)
Net cash provided by financing activities	72,735	99,599

Non-GAAP Financial Measures
	Three Months Ended September 30, 2020		Nine Months Ended September 30, 2020
(in thousands)	2020	2019	2020	2019
Net income (loss)	$12,143	$(1,598)	$(11,097)	$6,725
Adjustments:
Amortization of route and customer acquisition costs and location contracts acquired(1)	5,648	4,285	16,778	13,212
Stock-based compensation(2)	1,668	127	4,055	383
Other expenses, net(3)	1,383	6,176	5,719	7,546
Tax effect of adjustments(4)	(5,421)	(2,667)	(7,436)	(6,472)
Adjusted net income	$15,421	$6,323	$8,019	$21,394
Depreciation and amortization of property and equipment	5,361	6,524	15,299	18,665
Interest expense, net	3,434	3,315	10,172	9,518
Emerging markets(5)	54	—	54	—
Income tax (benefit) expense	(1,172)	1,968	(4,352)	9,222
Adjusted EBITDA	$23,098	$18,130	$29,192	$58,799

(1) Route and customer acquisition costs consist of upfront cash payments and future cash payments to third-party sales agents to acquire the licensed video gaming establishments that are not connected with a business combination. Accel amortizes the upfront cash payment over the life of the contract, including expected renewals, beginning on the date the location goes live, and recognizes non-cash amortization charges with respect to such items. Future or deferred cash payments, which may occur based on terms of the underlying contract, are generally lower in the aggregate as compared to established practice of providing higher upfront payments, and are also capitalized and amortized over the remaining life of the contract. Future cash payments do not include cash costs associated with renewing customer contracts as Accel does not generally incur significant costs as a result of extension or renewal of an existing contract. Location contracts acquired in a business combination are recorded at fair value as part of the business combination accounting and then amortized as an intangible asset on a straight-line basis over the expected useful life of the contract of 10 years. “Amortization of route and customer acquisition costs and location contracts acquired” aggregates the non-cash amortization charges relating to upfront route and customer acquisition cost payments and location contracts acquired.
(2)    Stock-based compensation consists of options, restricted stock units and warrants.
(3)    Other expenses, net consists of (i) non-cash expenses including the remeasurement of contingent consideration liabilities, (ii) non-recurring expenses including expenses relating to lobbying efforts and legal expenses in Pennsylvania and lobbying efforts in Missouri, (iii) non-recurring expenses and (iv) non-recurring costs associated with COVID-19.
(4)    Calculated by excluding the impact of the non-GAAP adjustments from the current period tax provision calculations.
(5)    Emerging markets consist of the results, on an adjusted EBITDA basis, for non-core jurisdictions where our operations are developing. Markets are no longer considered emerging when Accel has installed or acquired at least 500 gaming terminals in the jurisdiction, or when 24 months have elapsed from the date Accel first installs or acquires gaming terminals in the jurisdiction, whichever occurs first.
Conference Call
Accel will host an investor conference call on November 5, 2020 at 11 a.m. Central (12 p.m. Eastern) to discuss these operating and financial results. Interested parties may join the live webcast by dialing (866) 324 3683 and using the Conference ID: 8485974 or accessing the webcast via the company’s investor relations website: ir.accelentertainment.com. Following completion of the call, a replay of the webcast will be posted on Accel’s investor relations website.
About Accel
Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores.
Forward Looking Statements
This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “target,” “plan,” “outlook” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, Accel’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in Accel’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Accel. Accel undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Non-GAAP Financial Information
This press release includes certain financial information not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), including Adjusted EBITDA and Adjusted net income. Adjusted EBITDA and adjusted net income are a non-GAAP financial measures and are key metrics used to monitor ongoing core operations. Management of Accel believes Adjusted EBITDA and adjusted net income enhance the understanding of Accel’s underlying drivers of profitability and trends in Accel’s business and facilitates company-to-company and period-to-period comparisons, because these non-GAAP financial measures exclude the effects of certain non-cash items, represents certain nonrecurring items that are unrelated to core performance, or excludes non-core operations. Management of Accel also believes that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance.
Although Accel excludes amortization of route and customer acquisition costs and location contracts acquired from Adjusted EBITDA and Adjusted net income, Accel believes that it is important for investors to understand that these route, customer and location contract acquisitions contribute to revenue generation. Any future acquisitions may result in amortization of route and customer acquisition costs and location contracts acquired.
Adjusted EBITDA and Adjusted net income are not recognized terms under GAAP. These non-GAAP financial measures excludes some, but not all, items that affect net income, and these measures may vary among companies. These non-GAAP financial measures are unaudited and have important limitations as an analytical tool, should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance.

Media Contact:
Eric Bonach
Abernathy MacGregor
212-371-5999
ejb@abmac.com